Exhibit 14.1

BIOSTAR PHARMACEUTICALS, INC.
CODE OF ETHICS

Dated:  December 30, 2009

POLICY STATEMENT

Ethical business conduct is critical to our business and the responsibility of all of us.  It is the policy of Biostar Pharmaceuticals, Inc. to conduct its affairs in accordance with all applicable laws and regulations.  The Code of Business Conduct and Ethics (the “Code”) applies to the employees, officers and directors of Biostar Pharmaceuticals, Inc. and its subsidiaries and any subsidiaries it may form in the future (collectively, the “Company”).  This Code is designed to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules, and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

Biostar Pharmaceuticals, Inc. has established standards for behavior that affect the Company, and employees should pattern their daily performance in compliance with those standards.  The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Chief Compliance Officer, the General Counsel, or other appropriate personnel when in doubt about the best course of action in a particular situation.  For purposes of this Code, the “Chief Compliance Officer” shall be the Chief Executive Officer of the Company.

If you have any questions about the Code, or are unsure about whether an action or inaction that you intend to take is permitted under the Code, please contact our Chief Compliance Officer. Additionally, employees should report violations of laws, rules, regulations, or the Code to appropriate personnel.  Employees reporting such violations in good faith will not be subject to retaliation.  Any employee in or aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Whistleblower Process” below.

This Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company.  Corporate policies and procedures provide details pertinent to many of the provisions of the Code.  Employees are expected to be aware of, and to act in accordance with, both the Code and the Company’s other policies and procedures at all times.

Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and report possible violations to our Chief Compliance Officer pursuant to the “Whistleblower Process” described below.

Violations of the law, this Code or other Company policies or procedures can lead to disciplinary action up to and including employment termination.

APPROVALS AND WAIVERS

Certain provisions of this Code require employees to act, or refrain from acting, unless prior approval is received from the appropriate person.  Employees requesting approval pursuant to this Code should request such approval in writing to the Chief Compliance Officer.  Approvals relating to the Company’s directors or principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, must be obtained from the Company’s Audit Committee (or if none, then the Board of Directors).  All other approvals may be granted by the Chief Compliance Officer.  Employees may contact the Chief Compliance Officer for additional information on obtaining approvals.

Other provisions of this Code require employees to act, or refrain from acting, in a particular matter and do not permit exceptions based on obtaining an approval.  Waiver of those provisions may only be granted by the Audit Committee (or if none, then by the Board of Directors), and any such waiver and the reasons for such waiver must be promptly disclosed to the public.  Any changes in this Code may only be made by the Board of Directors

COMPLIANCE WITH GOVERNMENT AND INDUSTRY REGULATION

You must comply with all applicable federal, state, and local laws, regulations, rules, and regulatory orders applicable to our business, including healthcare services laws and regulations.  Each employee, director, agent, contractor, and consultant must acquire appropriate knowledge of the requirements of his or her locale relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from our legal counsel.  Violations of laws, regulations, rules, and orders may subject the employee, director, agent, contractor, or consultant to individual criminal or civil liability, as well as to discipline by the Company.   These violations also may subject the Company to civil or criminal liability and/or the loss of business.

CONFLICTS OF INTEREST

Each of us has a responsibility to the Company, its stockholders, and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur.  We should always strive to avoid even the appearance of impropriety.

A conflict of interest arises any time an employee’s personal interests or activities influence his or her ability to act in the best interests of the Company.  All employees must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships.  Employees must disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists.

BUSINESS RELATIONSHIPS

The Company seeks to outperform its competition fairly and honestly.  The Company seeks competitive advantages through superior performance, not unethical or illegal business practices.  Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors, and employees.  None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

No employee may enter into any agreement binding the Company without authorization.  If there are any questions about which employees have signature authority for a given contract, contact the Chief Compliance Officer or such officer’s designee.

CORPORATE OPPORTUNITIES

Employees, officers, and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information, or position unless the opportunity is disclosed fully in writing to our Board of Directors and the Board of Directors declines to pursue such opportunity.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own.  Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers.  Employees may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.

GIFTS, GRATUITIES, ENTERTAINMENT, AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical, or otherwise improper purposes is prohibited.  The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain advantage with customers or suppliers.

Gifts

Except as set out below and in the Company’s policies, or with approval, employees should refrain from giving and receiving business-related gifts.

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No employee or agent may solicit or accept a gift (including any payment, compensation, loan, or other financial favor) having a value of more than US $100 to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct.  There should always be a business benefit or purpose for accepting any gift or participating in a supplier-sponsored activity, and any benefits received should not influence, or appear to influence, selection and purchasing decisions.

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It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier, or customer outside the Company’s normal business.  Cash equivalents include, among other things, checks, money orders, and vouchers.

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No employee or agent may give business-related gifts having a value greater than US $100 to any person or organization on behalf of the Company.  Rules relating to U.S. and foreign government personnel are more stringent.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company.  Executive officers and directors may not receive loans from the Company, nor may the Company arrange for any loan.  A loan from a financial institution in ordinary course at normal interest rates prevailing at the time of borrowing is permissible.

Meals, Entertainment, and Travel

Employees may provide or accept meals, entertainment, and travel, including attendance at sporting or cultural events, as long as it is business-related.  The value of the activity must be reasonable and permissible under the Company’s expense account procedures.  Each employee should express care to ensure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances.  Rules relating to U.S. government personnel are more stringent.

Bribes and Kickbacks

The use of Company funds, facilities, or property for any illegal or unethical purpose is strictly prohibited.

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No employee or agent is permitted to offer, give, or cause others to give any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct other than facilitating payments.

•	Employees may not solicit or accept a kickback or bribe, in any form, for any reason.

FOREIGN CORRUPT PRACTICES ACT

The Company requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its employees, directors, agents, contractors, and consultants.  All employees, directors, agents, contractors, and consultants, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.  All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the moral, ethical, and professional standards. FCPA compliance includes maintaining and managing records discussed below.  In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of our legal counsel.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using Company funds or assets to any political party, political campaign, political candidate, or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized in writing.  In addition, no employee may make a political contribution on behalf of the Company, or with the appearance that such contribution is being made on behalf of the Company, unless expressly authorized in writing.  A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services, or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage employees from making contributions of their own time or funds to political parties or candidates of their choice.  However, employees will not be compensated or reimbursed by the Company for any personal contributions.

Employees must obtain prior approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making.  This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS, AND ACCOUNTS

The integrity of our records and public disclosures depends on the accuracy, completeness, and validity of the information supporting the entries to our books and records.  All employees are responsible for the accuracy of such information.  The records and books of account of the Company shall meet the highest standards and accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs, and expenses, as well as all transactions and changes in assets and liabilities.  Specifically, the Company requires that:

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No entry shall be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	Transactions shall be supported by appropriate documentation;

•	The terms of commercial transactions shall be reflected accurately in the documentation for such transactions, and all such documentation shall be reflected accurately in our books and records;

•	Employees shall comply with our system of internal controls; and

•	No cash or other assets shall be maintained for any purpose in any unrecorded or “off the books” fund.

All employees must not create false or misleading documents or accounting, financial, or electronic records for any purpose, and no one may direct an employee to do so.  For example, expense reports must accurately document expenses actually incurred in accordance with our policies.  All employees must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans, or other financial arrangements for any purpose.  No employee may take or authorize any action that would cause our financial records or disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC, or other applicable laws rules and regulations.  All employees are expected to cooperate fully with our accounting department, as well as our independent public accountants and outside legal counsel, respond to their questions with candor, and provide them with complete and accurate information to help ensure our books and records (and public disclosures) are accurate and complete.

Our books and records are relied upon to produce reports for our Board of Directors, management, stockholders, creditors, and government agencies.  We also rely on our books and records, particularly those relating to financial and accounting matters, to prepare periodic reports filed with the SEC.  Employees who handle, collect, provide, or analyze information for, or contribute in any way to the preparation or review of the information used in these periodic reports should use their best efforts to ensure that the information we disclose is full, fair, and accurate.  No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

GOVERNMENT INVESTIGATIONS

Employees must promptly notify counsel of any government investigation or inquiries from government agencies.

Employees must not obstruct the collection of information, data, or records.  The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information.  Employees must not lie to government investigators or make misleading statements.  Employees must not attempt to cause another employee to fail to provide accurate information to government investigators.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers, and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public.  Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell, or hold a security.  Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company.  Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards, and other similar information.  Inside information is not limited to information about the Company.  It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law.  It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade.  The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the insider does not receive any personal financial benefit.  Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Communications with the Media and the Financial Community

The Company communicates with the press and with the financial community through official channels only.  It is our policy to provide accurate and timely information about our business to investors, the media, and the general public.  All media inquiries and well as inquiries received from financial analysts, all legal inquiries, and all inquiries regarding current or former employees should be referred to our Chief Compliance Officer.

Confidential Information

One of the Company’s most important assets is proprietary and confidential information.  Employees who have access to or have possession of any proprietary or confidential information entrusted to them should maintain the confidentiality of such information, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information (whether in written or verbal form), including information that might be of use to competitors, or harmful to the Company or its customers if disclosed.

Employees should not share confidential information of our collaborators, license partners, or suppliers with third parties or others within the Company who have no legitimate business purpose for receiving such information.  Improper disclosure of such information by an employee would violate the confidentiality agreement between the employee and the Company, and could also constitute an illegal act resulting in civil liability and/or criminal penalties.

Employees should take all appropriate measures to avoid inadvertent disclosure of confidential information.  Materials that contain or might contain confidential information such as presentations, memoranda, working papers, data storage devices or disks, and laptop computers should be stored and maintained in a secure location.  Unauthorized release or posting of information concerning our business via internet is prohibited, including discussions (anonymous or not) about the Company’s business in “web logs” (also known as “blogs”) and “chat rooms.”  All Company-related correspondence, e-mail, voicemail, and electronic communications are presumed to be confidential and should not be disseminated outside of the Company, except for legitimate business purposes.

TECHNOLOGY USE AND PRIVACY

The Company provides various technology resources (including computers, telephones, software, copying machines, Internet access, and voice mail) to authorized employees to assist them in performing their job duties for the Company.  Each employee has the responsibility to use the Company’s technology resources in a manner that complies with applicable laws and Company policies, increases productivity, enhances the Company’s public image, and is respectful of other employees.

Authorization

Access to the Company’s technology resources is within the sole discretion of the Company and subject to Company policies.  Generally, employees are given access to the Company’s various technologies consistent with their job functions.  The Company reserves the right to limit such access by any means available to it, including revoking access altogether.

Prohibition against Violating Copyright Laws

Employees may not use the Company’s technology resources to copy, retrieve, forward, or send copyrighted materials unless the employee has the author’s permission or is accessing a single copy only for the employee’s reference.  Violation of copyright laws is a potential financial and legal liability for both the Company and the offending employee.

Other Prohibited Uses

Employees may not use any of the Company’s technology resources for any illegal purpose, in violation of any Company policy, in a manner contrary to the best interests of the Company, in any way that discloses confidential or proprietary information of the Company or third parties on an unauthorized basis, or for personal gain.

OUR WORK ENVIRONMENT

The Company is firmly committed to providing an equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.  In addition, the Company strives to provide each employee with a safe and healthy work environment.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

ENVIRONMENTAL

The Company must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business.  Employees must use, store, and dispose of all hazardous materials properly and in accordance with applicable regulations.  Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

DISCIPLINARY ACTION

Any employee, officer or director who violates applicable law and regulations or any provisions of this Code will be subject to disciplinary action, up to and including termination.  Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

“WHISTLEBLOWER” PROCESS

The Company is committed to maintaining an atmosphere of open communications and trust between employees and management. Furthermore, as a public company, the integrity of our financial information is paramount. Our financial information guides the decisions of the Board of Directors and is relied upon by our stockholders and the financial markets. For those reasons, we must maintain a workplace where employees who reasonably believe that they are aware of conduct in violation of the Code or our legal duties (including, but not limited to, questionable accounting, internal accounting controls, or auditing matters, or the reporting of fraudulent financial information to our stockholders, the government, or the financial markets) can raise those concerns free of any harassment, discrimination, or retaliation.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Chief Compliance Officer.  Managers and supervisors are expected to provide timely advice and guidance to employees on ethics and compliance concerns and to take a leadership role in promoting ethical business conduct.  Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is obligated to immediately report the matter to his or her immediate supervisor, the Chief Compliance Officer, or the General Counsel.  In addition, employees may also report suspected violations of this Code anonymously.

Employees with information relating to questionable accounting or auditing matters may also confidentially, and anonymously if they desire, submit the information in writing to the Company’s Audit Committee of the Board of Directors (or if none, then to the Board of Directors) at Biostar Pharmaceuticals, Inc., No. 588 Shiji Ave., Xianyang City, Shaanxi Province, People’s Republic of China 712046.

When reporting an actual or possible violation, employees will be asked to provide the time, location, names of the people involved, and other details so that the Company may conduct an investigation.  The Company prohibits retaliation or retribution against any person who in good faith reports an ethical concern.  However, anyone who uses the Code or any compliance program to spread falsehoods, threaten others, or damage another person’s reputation will be subject to disciplinary action up to and including termination.

When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and applicable regulations and otherwise consistent with good business practice.  Employees, officers, and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.  Failure to cooperate with any such inquiry or investigation may result in disciplinary action up to and including termination.

The Company shall determine whether violations of this Code have occurred, and if so, shall determine the disciplinary measures to be taken.  If an executive officer or director is alleged to have violated this Code, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred, and shall determine the disciplinary measures to be taken against such executive officer or director as a result of such violation.

This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify each employee’s existing obligation for proper conduct.  The standards and the supporting policies and procedures may change from time to time in the Company’s discretion.  Each employee is responsible for knowing and complying with the current laws, regulations, standards, policies, and procedures that apply to the Company’s work.